Exhibit 99.2

Acquisition of Kinray, Inc. (Kinray)

Transaction Specific Questions & Answers

November 18, 2010

What price will Cardinal Health pay to acquire Kinray?

The purchase price is $1.3 billion, subject to certain adjustments as provided in the Stock Purchase Agreement.

How will you finance / structure the transaction?

This is an all-cash transaction that will be financed from existing Cardinal Health cash, which totaled $2.7 billion as of September 30, 2010.

When do you expect to close?

Subject to satisfaction of customary closing conditions and receipt of regulatory approvals, Cardinal Health plans to complete the transaction by the end of the calendar year or early in 2011.

Is the acquisition subject to Hart-Scott-Rodino (HSR) clearance? If so, when will you file?

Yes, the acquisition is subject to the filing and waiting period requirements of the HSR Act. Cardinal Health intends to submit the HSR filing immediately, likely within two days after signing the purchase agreement.

Do you expect early termination of the HSR waiting period from the regulatory agency?

Cardinal Health will request early termination of the waiting period, but cannot predict the outcome of that request.

Do you expect any regulatory challenges to the transaction?

Cardinal Health expects to receive the necessary regulatory clearances.

Does the structure of the transaction allow a tax basis step-up?

Yes, the structure of the transaction allows for a tax basis step-up. The ongoing amortization of this basis step-up is expected to provide Cardinal Health with a cash tax benefit spread over 15 years, with an estimated net present value of approximately $300 million.

Is there a termination fee associated with the transaction?

There is a reverse termination fee associated with this transaction whereby Cardinal Health will be required to pay $65 million if the deal is terminated under certain circumstances in which the waiting period under the HSR Act has not expired or been terminated.

Is there a fee associated with the timing of the closing?

As part of its commitment to the goal of getting this transaction completed as soon as possible, Cardinal Health will pay additional purchase price, if and when the closing occurs, equal to $200,000 for each day after January 1, 2011 until the closing.

What is your estimate of the impact of this acquisition on your fiscal 2011 and fiscal 2012 earnings?

Cardinal Health expects the transaction to be neutral to slightly accretive to non-GAAP earnings in fiscal 2011, depending on the timing of the closing. The company estimates accretion in fiscal 2012 of at least $0.12 in non-GAAP earnings per share from continuing operations1, including the impact of amortization of intangibles. This estimate is dependent on the timing of the closing and final valuation of intangibles.

What are the expected costs not included in your non-GAAP earnings estimates for this transaction?

Cardinal Health currently estimates that transaction, integration and other costs excluded from non-GAAP earnings for the acquisition will be approximately $25 million in total.

What is the expected range of intangible amortization for this acquisition?

Final valuation of intangibles and goodwill for book purposes will not occur until after the close of the transaction. However, based on preliminary estimates, Cardinal Health anticipates that intangibles will be in the range of $90 million to $150 million in total, amortized over 3 to 5 years, and amortization expense will be between $45 million and $55 million in fiscal 2012. These amounts are subject to change pending completion of purchase accounting and timing of the closing.

Does this transaction affect your share repurchase plans under the recently announced $750 million Board authorization?

This announcement of this transaction would not preclude share repurchases under the $750 million repurchase program approved by Cardinal Health’s Board in November 2010, but our current plans do not anticipate any further share repurchases in fiscal 2011.

[1]

Non-GAAP earnings per share from continuing operations: earnings from continuing operations (A) excluding (1) restructuring and employee severance, (2) acquisition related costs, (3) impairments and loss on sale of assets, (4) litigation (credits)/charges, net, (5) other spinoff costs, and (6) gain on sale of CareFusion stock, each net of tax, (B) divided by diluted weighted average shares outstanding.

Cautions Concerning Forward-Looking Statements

This document contains forward-looking statements, which are not based on historical facts, addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” and similar expressions, and include statements reflecting future results or guidance, statements of outlook and tax accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include (but are not limited to) the ability to successfully complete the proposed acquisition on a timely basis, including receipt of required regulatory approvals; the ability to retain customers and employees of the acquired business and to successfully integrate the acquired business into our operations; the ability to achieve the expected benefits from the acquisition, including the expected accretion in earnings; uncertainties due to government health care reform including the recently enacted federal health care reform legislation; competitive pressures in Cardinal Health’s various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; the timing of generic and branded pharmaceutical introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or reimbursement rates for health care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings; and the effects of disruptions in the financial markets, including uncertainties related to the availability and/or cost of credit on Cardinal Health’s customers and vendors. In addition, Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports. This document reflects management’s views as of November 18, 2010. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.